Exhibit 10.29.1

SECURED BRIDGE NOTE

Date:	January 27, 2005

Maker:	Refocus Group, Inc., a Delaware corporation

Maker’s Mailing Address:	10300 North Central Expressway, Suite 104
Dallas, Texas 75231

Payee:	Medcare Investment Fund III, Ltd.

Place for Payment:	c/o Mission City Management, Inc.
8155 Datapoint, Suite 1000
San Antonio, Texas 78229

Principal Amount:	Five hundred thousand dollars (US$500,000)

Annual Interest Rate on
Unpaid Principal Until
Maturity Date:	8% per annum, calculated on the basis of a year of 360 days

Annual Interest Rate on
Matured, Unpaid Amounts:	18% per annum

Terms of Payment:

Principal and interest are payable on or before the earlier of the First Closing Date and July 26, 2005 (the “Maturity Date”). “First Closing Date” means the closing date of the issuance and sale by Maker to Payee and other investors of $6,000,000 of convertible debt securities of the Company.

Maker hereby unconditionally promises to pay to the order of Payee at the place for payment and according to the Terms of Payment (in funds available for immediate use) the principal amount and interest, which shall accrue from and after the date of this Note and compound annually, at the rate stated above.  The principal amount and interest shall be due and payable on the Maturity Date.

The obligations of Maker hereunder are secured by that certain Security Agreement, dated the date hereof, by and among Maker, Maker’s wholly owned subsidiary, Refocus Ocular, Inc., and Payee, and are guaranteed by Maker’s wholly owned subsidiaries, Refocus Ocular, Inc., PC Lens Corp, a Delaware corporation, and Refocus Ocular Europe — SPRL, a Belgian company, pursuant to that certain Guaranty, dated the date hereof.

If Maker defaults in the payment of this Note, then Payee may declare the unpaid principal balance and interest thereon immediately due.  Maker and each surety, endorser and guarantor hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

If this Note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy or other judicial proceeding, then Maker shall pay Payee all costs of collection, including reasonable attorney’s fees and court costs, in addition to other amounts due.

Neither a delay on the part of Payee in the exercise of any power or right under this Note, nor a single or partial exercise of any such power or right, shall operate as a waiver thereof.  Enforcement by Payee of any of its rights hereunder shall not constitute an election by it of remedies so as to preclude the exercise of any other remedy available to it.

Regardless of any provision contained herein or in any other instrument or agreement concerning the debt evidenced by this Note, interest on such debt shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded.  On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum amount of nonusurious interest, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) spread the total amount of interest throughout the entire contemplated term hereof.

This Note is delivered and is intended to be paid and performed in the State of Texas, and the laws of such state shall govern the construction, validity, enforcement, and interpretation hereof.

REFOCUS GROUP, INC.

By:
Name:	Terence A. Walts
Title:	President